Exhibit 4.10

CONVERTIBLE NOTE PURCHASE AGREEMENT

by and among

NOAH HOLDINGS LIMITED

and

KEYWISE GREATER CHINA MASTER FUND

Dated as of January 27, 2015

i

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made this 27th day of January, 2015, by and among:

(1) NOAH HOLDINGS LIMITED, a Cayman Islands company (the “Company”); and

(2) KEYWISE GREATER CHINA MASTER FUND, a Cayman Islands exempted company (the Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase from the Company, the Note (as defined below) pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Company and the Purchaser desire to enter into this Agreement on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:

“2008 Plan” means the Company’s share incentive plan, adopted on August 19, 2008, as amended.

“2010 Plan” means the Company’s share incentive plan, adopted on October 27, 2010.

“ADS” means an American depositary share of the Company, two of which represent one Ordinary Share of the Company as of the date hereof.

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Balance Sheet” means the Company’s audited consolidated balance sheet as of December 31, 2013 included in the Company SEC Documents.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the State of New York or the cities of Beijing, Shanghai or Hong Kong are required by Law to be closed.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies issued by SAFE on July 4, 2014, as amended and supplemented from time to time, or any successor rule.

“Closing” shall have the meaning ascribed to this term in Section 2.2(a).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning ascribed thereto in the preamble hereto.

“Company Financial Statements” shall have the meaning ascribed to this term in Section 3.1(v)(ii).

“Company Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the Company and its Significant Subsidiaries, taken as a whole; provided, however, that no changes, events, circumstances or developments attributable to or resulting from any of the following shall be deemed to be, or taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) changes, events, circumstances or developments in or affecting general economic conditions or the securities, credit or financial markets in general (including interest rates and exchange rates), (ii) changes, events, circumstances or developments generally affecting the industries in which any of the Company and its Significant Subsidiaries operate, (iii) changes or developments in U.S. GAAP, other applicable accounting rules or applicable Law, or the enforcement or interpretation thereof, or changes or developments in political, regulatory or legislative conditions, (iv) changes, events, circumstances or developments resulting from any weather-related or other force majeure event or natural disaster (including hurricane, tornado, flood, earthquake, tsunami or volcano eruption) or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism, (v) any failure by the Company or any of its Significant Subsidiaries to meet any internal or published projections, forecasts, estimates or projections or analysts’ expectations in respect of revenues, cash flow, earnings or other financial or operating metrics for any period or (vi) any changes in the market price or trading volume of Ordinary Shares or ADSs or in the Company’s credit rating; provided, however, that (x) the underlying cause(s) of such change or failure shall not be excluded in the case of clauses (v) and (vi) (unless otherwise excepted under the foregoing clauses (i) through (iv)) and (y) any changes, events, circumstances or developments referred to in clauses (i), (ii), (iii) and (iv) shall not be excluded to the extent the same disproportionately affect (individually or together with other changes, events, circumstances or developments) the Company and its Significant Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same principal industries in which the Company and its Significant Subsidiaries operate.

“Company SEC Documents” shall have the meaning ascribed to this term in Section 3.1(v)(i).

“Company Securities” shall have the meaning ascribed to this term in Section 3.1(i)(i).

“Control Documents” means (i) the Exclusive Option Agreement between Shanghai Noah Rongyao Investment Consulting Co., Ltd. (formerly known as Shanghai Fuzhou Investment Consulting Co., Ltd.) and shareholders of Noah Investment Management Co., Ltd., dated September 3, 2007, (ii) the Exclusive Support Service Contract between Shanghai Noah Investment Management Co., Ltd. and Shanghai Noah Rongyao Investment Consulting Co., Ltd., dated September 3, 2007, (iii) the Power of Attorney issued by shareholders of Shanghai Noah Investment Management Co., Ltd., dated September 3, 2007, (iv) the Share Pledge Agreement between Shanghai Noah Rongyao Investment Consulting Co., Ltd. and shareholders of Noah Investment Management Co., Ltd., dated September 3, 2007, and (v) the Loan Agreement between Jingbo Wang, Zhe Yin, Xinjun Zhang, Yan Wei, Boquan He, Qianghua Yan and Shanghai Noah Rongyao Investment Consulting Co., Ltd., dated December 26, 2013, in each case, as amended from time to time.

“Damages” shall have the meaning ascribed to this term in Section 5.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Corrupt Practices Act” shall have the meaning ascribed to this term in Section 3.1(h)(ii).

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any self-regulatory organization (including NYSE) with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnifying Party” shall have the meaning ascribed to this term in Section 5.2.

“Information” shall have the meaning ascribed to this term in Section 4.4.

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents and applications therefor, including provisional applications, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property or proprietary rights.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, claim, security interest, easement, covenant, restriction, reservation, defect in title, encroachment or other encumbrance, lien (choate or inchoate), charge, equity, or other restriction or limitation, whether arising by contract or under Law.

“Material Contracts” shall have the meaning ascribed to this term in Section 3.1(p).

“Note” means the convertible note issued to the Purchaser pursuant to Section 2.1 below, the form of which is attached hereto as Exhibit A.

“NYSE” means The New York Stock Exchange.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.0005 per ordinary share.

“Permits” shall have the meaning ascribed to this term in Section 3.1(h)(iii).

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“PRC” means the People’s Republic of China.

“PRC Entities” means Shanghai Noah Investment Management Co., Ltd., Shanghai Noah Rongyao Insurance Broker Co., Ltd., Tianjin Gopher Asset Management Co., Ltd., Gopher Asset Management Co., Ltd., Wuhu Gopher Asset Management Co., Ltd., Zhejiang Vanke Noah Assets Management Co., Ltd., and Chongqing Gopher Longxin Equity Investment Management Co., Ltd.

“Proceeding” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, investigation or public inquiry commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Purchase Price” shall have the meaning ascribed to this term in Section 2.1.

“Purchaser” or “Purchasers” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Purchaser Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to materially and adversely affect the authority or ability of the Purchaser to perform their obligations under this Agreement.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its local counterparts.

“SAFE Rules and Regulations” means, collectively, Circular 37 and any other applicable SAFE rules and regulations.

“Sarbanes-Oxley Act” shall have the meaning ascribed to this term in Section 3.1(v)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means the entities set forth in Schedule 1 hereto.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) in respect of whom an interest in more than fifty percent (50%) of the profits or capital of such Person, is or are owned or controlled directly or indirectly by the subject entity or through one (1) or more other Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with U.S. GAAP or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to any income, capital gains, value-added, sales, service, excise, withholding, transfer, stamp or other taxes or similar charges), together with any interest, penalty, additional tax or additional amount imposed by any Taxing Authority.

“Tax Returns” has the meaning assigned to such term in Section 3.1(o)(i).

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax.

“Third Party Claim” shall have the meaning ascribed to this term in Section 5.2.

“Transaction Documents” means this Agreement and each Note issued pursuant to the terms and conditions of this Agreement.

“U.S. GAAP” means the accounting principles generally accepted in the United States of America.

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) The words “party” and “parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(b) When a reference is made in this Agreement to a Section or clause, such reference is to a Section or clause of this Agreement.

(c) The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i) The term “US$” means United States Dollars.

(j) The term “days” shall refer to calendar days.

(k) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m) References herein to any gender include the other gender.

(n) The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

ARTICLE II

PURCHASE AND SALE OF THE NOTE

Section 2.1 Sale and Issuance of Note. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser, a Note in the principal amount of US$5,000,000 (the “Purchase Price”).

Section 2.2 Closing.

(a) The consummation of the transactions described in Section 2.1 (the “Closing”) shall occur on or before February 3, 2015, or such other time as the parties hereto shall mutually agree in writing.

(b) At the Closing, the Company shall deliver to the Purchaser (i) a certificate, dated the date of the Closing, executed by a duly authorized officer of the Company, certifying that the representations and warranties of the Company contained herein are true and correct on such date of the Closing, (ii) the Note dated the date of the Closing and registered in the name of the Purchaser, and (iii) an opinion of Cayman Islands counsel to the Company dated the date of the Closing and substantially in the form attached hereto as Exhibit B, together against payment by the Purchaser to the Company or to its order of the Purchase Price payable by such Purchaser by wire transfer of immediately available funds to the account in the name of the Company on the date of Closing, such payment to be evidenced by delivery by the Purchaser to the Company of a copy of the irrevocable wiring instructions or other evidence reasonably satisfactory to the Company.

(c) The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other place as the parties hereto shall mutually agree in writing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Purchaser that:

(a) Organization, Good Standing and Qualification. The Company is an exempted company, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each of the Company’s Subsidiaries is duly incorporated or organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(b) Authorization. The execution, delivery and performance of each of the Transaction Documents by the Company has been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by the shareholders of the Company is required in connection with the Transaction Documents, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby.

(c) Valid Issuance of the Note. Each of the Notes has been duly and validly authorized for issuance and sale to the Purchaser by the Company, and when issued and delivered by the Company against payment therefor by the Purchaser in accordance with the terms of this Agreement, each of the Notes will be a legally binding and valid obligation of the Company and enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

(d) ADSs. The ADSs issued upon any conversion of the Note, when issued and delivered in the manner contemplated by the Note:

(i) will have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien or adverse claim;

(ii) will rank pari passu and carry the same rights and privileges in all respects as any other ADSs issued by the Company and shall be entitled to all dividends and other distributions declared, paid or made thereon;

(iii) will not be subject to calls for further funds;

(iv) will not constitute “restricted securities” within the meaning of Rule 144 under the Securities Act; and

(v) will be duly listed, and admitted to trading, on the NYSE.

in the case of clauses (iv) and (v) above, assuming (A) the truth and accuracy of the representations of the Purchaser in the second sentence of Section 3.2(g), and (B) that such conversion occurs more than 40 days after the date of this Agreement.

(e) Restrictions. Save as provided in Section 11.3 of the Note, there are no restrictions on transfers of the Note or the voting or transfer of any of the ADSs or Ordinary Shares or payments of dividends with respect to the ADSs or Ordinary Shares pursuant to the Company’s constitutional documents, or pursuant to any agreement or other instrument to which the Company is a party or by which it may be bound.

(f) No Violation. The execution, delivery and performance by the Company of the Transaction Documents, the issue and delivery of the ADSs upon conversion of the Notes, the carrying out of the other transactions contemplated by the Transaction Documents and the compliance by the Company with the terms and conditions of the Note do not and will not (i) violate, conflict with or result in the breach of any provision of the memorandum and articles of association (or similar organizational documents) of the Company or any of its Subsidiaries, (ii) subject to the truth and accuracy of the representations and warranties of the Purchaser in the second sentence of Section 3.2(g), conflict with or violate any Law or Governmental Order applicable to the Company or any of its Subsidiaries or any of the assets, properties or businesses of the Company or any of its Subsidiaries, (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Subsidiaries is a party or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or (iv) infringe the rules and regulations of any stock exchange on which the securities of the Company are listed, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Governmental Consents and Approvals. Subject to the truth and accuracy of the representations and warranties of the Purchaser in the second sentence of Section 3.2 (g), the execution, delivery and performance by the Company of the Transaction Documents do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

(h) Compliance with Applicable Laws; Permits.

(i) Each of the Company and each of its Significant Subsidiaries (A) except as set forth in the Company SEC Documents prior to the date of this Agreement, is, and has at all times since December 31, 2013 through the date hereof been, in compliance with applicable Laws and (B) to the best knowledge of the Company, since December 31, 2013 through the date hereof, has not received notice from any Governmental Authority alleging that the Company or any of its Significant Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (A) and (B), for such non-compliance and violations that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Authority with respect to the Company or any of its Significant Subsidiaries that is reasonably expected to have a Company Material Adverse Effect is pending or, to the best knowledge of the Company, threatened, nor, to the best knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same that is reasonably expected to have a Company Material Adverse Effect.

(ii) (A) Neither the Company nor any of its Significant Subsidiaries nor any of the Company’s or its Significant Subsidiaries’ directors, officers, agents, employees or affiliates, in their capacity as a director, officer, agent, employee or affiliate of the Company or any of its Significant Subsidiaries has taken any action that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “Foreign Corrupt Practices Act”) and any other applicable anti-corruption Laws to which they may be subject, (B) the Company and its Significant Subsidiaries and, to the best knowledge of the Company, its Affiliates have conducted their businesses in compliance with the Foreign Corrupt Practices Act and any other applicable anti-corruption Laws to which they may be subject and (C) the Company and its Significant Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(iii) Except as set forth in the Company SEC Documents prior to the date of this Agreement or, in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Significant Subsidiaries have, and at all times since December 31, 2013 have had and have been in compliance with, all licenses, permits, qualifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under applicable Laws, necessary to conduct the business of the Company and the Significant Subsidiaries and to own, lease and operate their properties, (B) since December 31, 2013 through the date hereof, neither the Company nor any of its Significant Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit and (C) each such Permit has been validly issued or obtained and is in full force and effect.

(i) Capitalization; Significant Subsidiaries.

(i) The authorized capital stock of the Company consists of 100,000,000 Ordinary Shares, of which 28,055,302 are issued and outstanding as of December 31, 2014. Except as set forth in this Section 3.1(i), the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All outstanding Ordinary Shares have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(ii) As of December 31, 2014, options to purchase 621,864 ordinary shares and 398,511 restricted shares had been granted and were outstanding, and 1,244,019 ordinary shares have been reserved for future issuances under the 2010 Plan and 2008 Plan. There has been no change to the Company’s outstanding share capital since December 31, 2014, other than issuance of incentive shares to the Company’s employees or the employees’ exercise or sale of vested incentive shares.

(iii) Except as set forth above in this Section 3.1(i), there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The authorized capital stock of the Company is sufficient to accommodate any and all issuances of Ordinary Shares or ADSs upon conversion of the Notes.

(iv) All outstanding shares of capital stock or other securities of the Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares in the Significant Subsidiaries (except for directors’ qualifying shares or the like) are owned, directly or indirectly, by the Company free and clear of any Liens.

(v) Other than the Significant Subsidiaries set forth on Schedule 1, there are no Subsidiaries that meet the definition of a “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

(j) SEC Matters; Financial Statements.

(i) During the three (3) years prior to the date hereof, the Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included herein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Company SEC Documents”). None of the Significant Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to the Company SEC Documents (as the case may be) and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The financial statements (including any related notes) contained in the Company SEC Documents (collectively, the “Company Financial Statements”): (A) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and (B) fairly present in all material respects the consolidated financial position and shareholders’ (deficit) equity of the Company and its Significant Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Significant Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.

(iii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. There are no material weaknesses or significant deficiencies in the Company’s internal controls. The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2013, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(iv) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

(v) Neither the Company nor any of its Significant Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement, arrangement or undertaking (including any contract, agreement, arrangement or undertaking relating to any transaction or relationship between or among one or more of the Company and/or any of its Significant Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract, agreement, arrangement or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Significant Subsidiaries in the Company’s or such Significant Subsidiary’s published financial statements or other Company SEC Documents.

(k) Absence of Certain Changes. Since December 31, 2013, the Company and its Significant Subsidiaries have operated in the ordinary course of business in all material respects and , except as set forth in the Company SEC Documents or as contemplated by the Transaction Documents, there has not been:.

(i) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries;

(ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Company’s and its Subsidiaries’ properties or assets when taken as a whole;

(iii) any sale, assignment or transfer, or any agreement to sell, assign or transfer, any material asset, liability, property, obligation or right of the Company or any Subsidiary to any Person, in each case other than in the ordinary course of business and consistent with past practice;

(iv) any incurrence of material indebtedness by the Company;

(v) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets other than in the ordinary course of business of the Company;

(vi) any waiver of any material rights or claims of the Company or any of its Subsidiaries; or

(vii) a Company Material Adverse Effect.

(l) No Undisclosed Liabilities. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Significant Subsidiaries has any liabilities or obligations of a type required to be reflected on a balance sheet in accordance with U.S. GAAP other than (i) liabilities or obligations disclosed and provided for in the Company Financial Statements or in the notes thereto, (ii) liabilities or obligations that have been incurred by the Company or its Significant Subsidiaries since December 31, 2013 in the ordinary course of business or (iii) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement.

(m) Litigation.

(i) As of the date of this Agreement, there is no pending Proceeding, and, to the best knowledge of the Company, since December 31, 2013 through the date hereof, no Person has threatened to commence any Proceeding: (A) against or affecting the Company or any of its Significant Subsidiaries or any director or officer thereof (in their capacity as such) or any of their respective properties or assets, in each case, as would have, if decided adversely, individually or in the aggregate, a Company Material Adverse Effect or (B) that challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the transactions contemplated by this Agreement.

(ii) There is no Governmental Order in effect to which the Company or any of its Significant Subsidiaries is a party or subject which materially interferes with the business of the Company and its Significant Subsidiaries as currently conducted, taken as a whole.

(n) Ownership Of Assets.

(i) The Company and its Significant Subsidiaries have good and marketable title to all of the property and assets purported to be owned by them in the Company SEC Documents free and clear of any Liens, except for Liens as set forth in the Company SEC Documents prior to the date of this Agreement or as would not, individually or in the aggregate, materially affect the continued use of the property for the purposes for which the property is currently being used.

(ii) All of the leases and subleases material to the business of the Company and its Significant Subsidiaries, taken as a whole, are in full force and effect, and neither the Company nor any such Significant Subsidiary has any notice of any material claim of any sort that has been asserted by anyone materially adverse to the rights of the Company or any Significant Subsidiary of the Company under any of such lease or sublease, or materially affecting or questioning the rights of the Company or such Significant Subsidiary to the continued possession of the leased or subleased property under any such lease or sublease.

(o) Taxes.

(i) Except as adequately disclosed in the Company SEC Documents, all material federal, national, state, local and foreign Tax returns of the Company and its Significant Subsidiaries required by any Taxing Authority or law to be filed through the date hereof have been filed (collectively, the “Tax Returns”) and all Taxes shown by such Tax Returns or otherwise assessed, which are due and payable, have been timely paid, except assessments against which appeals have been or will be promptly taken in good faith and as to which adequate reserves have been provided for in the Balance Sheet. All Tax Returns filed by the Company and its Significant Subsidiaries are true and complete in all material respects. In connection with any acquisition by Company or any of its Significant Subsidiaries prior to the date hereof, (A) the Company and its Significant Subsidiaries have performed, in all material respects, its obligations thereof pursuant to applicable Laws, rules and regulations, including any rules or regulations promulgated by any Taxing Authority, relating to Tax; and (B) all relevant Tax Returns and other material filings required by any Taxing Authority or law to be filed in respect of any such acquisitions have been filed.

(ii) No dispute, audit, investigation, proceeding or claim concerning any Tax liability of the Company or any Significant Subsidiary of the Company is pending, being conducted or has been raised by any Taxing Authority in writing, and to the best knowledge of the Company, no such dispute, audit, investigation, proceeding, or claim has been threatened.

(iii) Except as adequately disclosed in the Company SEC Documents, there is no Tax deficiency that has been asserted, or, to the best knowledge of the Company, could reasonably be expected to be asserted, against the Company or any of its Significant Subsidiaries or any of their respective material properties or assets. The charges, accruals and reserves recorded in the Balance Sheet in respect of any Tax liability for any years not finally determined are adequate as of December 31, 2013, in all material respects, to meet any assessments or re-assessments for additional Tax for any years not finally determined.

(p) Material Contracts. The Company has filed as exhibits to the Company SEC Documents all contracts, agreements and instruments (including all amendments thereto) that are required to be filed in the Company SEC Documents (the “Material Contracts”). Each Material Contract is in full force and effect, enforceable against the Company or its Significant Subsidiaries as party thereto. To the best knowledge of the Company, each Material Contract is enforceable against each other party thereto, except where such failures to be in effect or enforceable would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Significant Subsidiaries and, to the best knowledge of the Company, each other party thereto, are not in default under, or in breach or violation of, any Material Contract in any material respect.

(q) Control Documents.

(i) Each of the Control Documents has been authorized, executed and delivered by the parties thereto, and constitutes valid and binding obligations of the parties thereto, enforceable against such parties in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

(ii) The financial statements of each of the PRC Entities are consolidated with those of the other members of the Group in accordance with US GAAP.

(r) SAFE Compliance. To the Company’s knowledge, (i) each holder or beneficial owner of Ordinary Shares (whether or not represented by ADSs) who is a “domestic resident” (as set forth in Circular 37) and subject to any of the registration or reporting requirements under applicable SAFE Rules and Regulations, has complied with such reporting and/or registration and subsequent registration amendment requirements and other procedures under the SAFE Rules and Regulations with respect to its investment in the Company, (ii) neither the Company nor any such holder has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations, and (iii) the Company and each such holder have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches applicable thereto.

(s) Insurance. The Company and its Significant Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in such amounts and insures against such losses and risks as are reasonably customary given the nature of the business of the Company and its Significant Subsidiaries and the geographical markets in which they operate.

(t) Intellectual Property. The Company and its Significant Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their business, without conflict with the rights of any other Person, except for failures to so own, or so possess the right to use, that would not have a Company Material Adverse Effect. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Significant Subsidiaries infringes upon any rights held by any other Person, except for such infringements that would not have a Company Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(u) Solvency. At and immediately after the Closing, the Company and its Significant Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in its businesses as currently conducted and as described in the Company SEC Documents and (iii) will be able to realize upon its assets any pay its debts as they become absolute and matured. Neither the Company nor any of its Subsidiaries is, immediately prior to this Agreement, or will be, at the time of the Closing after giving effect to the Closing, in default in the payment of any indebtedness or in default under any agreement governing or creating any indebtedness for borrowed money or obligations evidenced by bonds, debentures, notes or similar instruments.

(v) Listing Matters. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NYSE. The Company and its Significant Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from the NYSE. The Company has not received any notification that the SEC or the NYSE is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto).

(w) Investment Company. The Company is not, and after giving effect to the issuance and sale of the Notes and the application of the proceeds therefrom will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(x) Offering.

(i) Subject to the truth and accuracy of the representations and warranties of the Purchaser in the second sentence of Section 3.2 (g), the offer, sale and issuance of the Notes are exempt from the registration requirements of the Securities Act and none of the Notes is required to be qualified under the Trust Indenture Act of 1939.

(ii) None of the Company, its Significant Subsidiaries or their respective Affiliates or any person acting on its or their behalf have engaged in any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act or any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Notes.

(y) Brokers’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Significant Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

(z) No Additional Representations. The Company acknowledges that the Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Purchaser to the Company in accordance with the terms hereof.

Section 3.2 Representations and Warranties of the Purchaser. In connection with the transactions provided for herein, the Purchaser hereby represents and warrants to the Company that:

(a) Existence and Power. The Purchaser is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Authorization. The execution, delivery and performance of the Transaction Documents by the Purchaser have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by its shareholders is required in connection with this Agreement, the performance by it of its obligations hereunder, or the consummation by the Purchaser of the transactions contemplated hereby.

(c) Purchase Entirely for Own Account. The Purchaser is acquiring its Note for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Purchaser acknowledges that it can bear the economic risk of its investment in its Note, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in its Note.

(d) No Violation. The execution, delivery and performance by the Purchaser of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of its memorandum and articles of association (or similar organizational documents), (ii) subject to the truth and accuracy of the representations and warranties of the Company in Section 3.1(x), conflict with or violate any Law or Governmental Order applicable to it or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or result in the creation of any Liens upon any of its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(e) Governmental Consents and Approvals. Subject to the truth and accuracy of the representations and warranties of the Company in Section 3.1(x), the execution, delivery and performance by the Purchaser of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

(f) Legend. The Purchaser understands that the certificate representing its Note will bear a legend to the following effect:

“THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.”

(g) Private Placement. The Purchaser understands that (i) its Note has not been registered under the Securities Act or any state securities Laws, by reason of its issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) its Note may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder. The Purchaser represents that it is not a U.S. person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

(h) No Additional Representations. The Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Company to the Purchaser in accordance with the terms hereof and thereof.

ARTICLE IV

COVENANTS

Section 4.1 Reservation of Ordinary Shares; Issuance of Ordinary Shares; Blue Sky.

(a) For as long as any Notes remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights of other Persons, Liens or adverse claims out of its authorized but unissued Ordinary Shares or Ordinary Shares held in treasury by the Company, for the purpose of effecting the conversion of the Notes, the full number of Ordinary Shares represented by the ADSs issuable upon the conversion of all Notes (after giving effect to all anti-dilution adjustments) then outstanding and shall ensure that it maintains the effectiveness of its registration statement on Form F-6 for registration of ADSs in an amount sufficient to represent such Ordinary Shares. All ADSs issued upon conversion of the Notes shall represent newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien or adverse claim.

(b) The Company shall, on or before the Closing, take such action as necessary in order to obtain an exemption for or to qualify the issuance of the Notes under applicable foreign or U.S. securities or “blue sky” Laws (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Notes and the issuance of ADSs upon conversion of the Notes required under such Laws following the Closing.

Section 4.2 SEC Filings; Listing. The Company shall (a) timely file with the SEC, within the time periods specified in the SEC’s rules and regulations, including Rule 12b-25, all financial information and other reports required to be filed with the SEC, and any other information required to be filed with the SEC, (b) not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination, and (c) maintain the ADSs’ authorization for listing on the NYSE and shall not, and shall cause its Significant Subsidiaries not to, take any action which would be reasonably expected to result in the delisting or suspension from trading of the ADSs on the NYSE.

Section 4.3 Control Documents.

(a) The Company shall use its best efforts to procure each shareholder of each PRC Entity to ensure that (i) each party to the Control Documents fully performs its obligations thereunder, and carries out the terms and the intent of the Control Documents, and (ii) each shareholder of each PRC Entity shall act for the benefit of the Company. Any termination, or material modification or waiver of, or material amendment to any Control Documents shall require the written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed). If any of the Control Documents becomes illegal, void or unenforceable under PRC Laws after the date hereof, the parties hereto shall devise a feasible alternative legal structure reasonably satisfactory to the Purchaser, which gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as closely as possible.

(b) The Company shall institute and keep in place such arrangements as are reasonably satisfactory to the Purchaser such that the Company (i) will at all times control the operations of each of its Significant Subsidiaries, and (ii) will at all times be permitted to consolidate the financial results for each of its Significant Subsidiaries in the consolidated financial statements for the Company prepared under U.S. GAAP.

Section 4.4 Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other parties furnished to it by such other parties or their representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources on a non-confidential basis by the party to which it was furnished), and no party shall release or disclose such Information to any other person, except its Affiliates, officers, directors, employees, partners, members, auditors, attorneys, financial advisors, other consultants and advisors or in connection with any legal action, suit or proceeding with respect to obligations, liabilities or any other matter arising out of or in connection with the Transaction Documents or the transactions contemplated therein.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification. The Company hereby indemnifies and holds harmless the Purchaser, its Affiliates and its directors, officers, employees, agents, successors and assigns against and from any and all damage, loss, liability, diminution in value and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”), incurred or suffered by the Indemnified Parties arising out of any fraud, misrepresentation or breach of representation or warranty or breach of covenants by such party under this Agreement.

Section 5.2 Third Party Claim Procedures.

(a) The Party seeking indemnification under Section 5.1 (the “Indemnified Party”) agrees to give reasonably prompt notice in writing to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 5.1. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 5.2, shall be entitled to control and appoint lead counsel (that is reasonably satisfactory to the Indemnified Party) for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge in writing that it would have an indemnity obligation to the Indemnified Party for the Damages resulting from such Third Party Claim and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees, costs and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 5.2(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 5.2(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim vigorously and prudently.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 5.2(b), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 5.2(b), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees, costs and expenses of such separate counsel shall be borne by the Indemnified Party; provided that Indemnifying Party shall pay the fees, costs and expenses of such separate counsel of the Indemnified Party if (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party.

(f) Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim.

Section 5.3 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 5.1 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through such negotiations, such dispute shall be resolved in accordance with Section 6.2.

Section 5.4 Limitations on Liability. Notwithstanding the foregoing, and in each case, other than with respect to fraud, the Company shall have no liability (for indemnification or otherwise) with respect to any Damages incurred or suffered by the Purchaser in excess of the Purchase Price paid by the Purchaser.

Section 5.5 No Double Recovery. No Indemnifying Party shall be required to be compensate any Indemnified Party more than once in respect of the same Damage.

ARTICLE VI

MISCELLANEOUS

Section 6.1 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall be entitled to assign any or all of its rights under this Agreement to any of its Affiliates without the Company’s consent.

Section 6.2 Governing Law; Selection of Forum; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Company irrevocably consents and agrees, for the benefit of the Purchaser, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with the Transaction Documents or the transactions contemplated therein may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (a) irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues, (b) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with the Transaction Documents or the transactions contemplated therein brought in any such court, and (c) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.3 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.4):

If to the Company, to:

NOAH HOLDINGS LIMITED

No. 32 Qinhuangdao Road, Building C

Shanghai 200082, People’s Republic of China

Attention: Chief Financial Officer

Facsimile: (86) 21 3860-2320

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Z. Julie Gao

Facsimile: +852 3740 4727

If to the Purchaser, to:

KEYWISE GREATER CHINA MASTER FUND

4004-06 Cosco Tower,

183 Queen’s Road Central,

Hong Kong

Attention: Fang Zheng

Facsimile: +852 2815 7992

Section 6.5 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby, provided that the Company shall pay any and all (a) documentary, stamp or similar issue or transfer Tax due on (i) the issue of the Notes at Closing and (ii) the issue of ADSs upon conversion of the Notes and (b) fees and expenses of the listing of the ADSs issued upon conversion of the Note on the NYSE (or the principal U.S. national or regional securities exchange on which the ADSs are traded at the time of such conversion)

Section 6.6 Entire Agreement. The Transaction Documents and the other documents delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties and/or their Subsidiaries and Affiliates with respect to the subject matter of this Agreement.

Section 6.7 Amendment. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by or on behalf of each of the parties hereto.

Section 6.8 Waiver and Extension. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 6.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 6.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 6.9 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or any Governmental Order, such term or other provision shall be excluded from this Agreement and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and the Purchaser shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both the Company and the Purchaser as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 6.10 Public Disclosure. Without limiting any other provision of this Agreement, the Purchaser and the Company shall consult with the other and issue a press release with respect to the execution of the Transaction Documents and the transactions contemplated thereby. Thereafter, neither the Company nor the Purchaser, nor any of their respective Subsidiaries, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a party’s counsel deems such disclosure necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law), shall limit such disclosure to the information such counsel advises is required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party. Notwithstanding anything to the contrary in this Section 6.10, the Purchaser and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company or the Purchaser and do not reveal material, non-public information regarding the other parties or the transactions contemplated by this Agreement.

Section 6.11 Waiver of Jury Trial. EACH OF THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 6.12 Further Assurances. From time to time, each party hereto shall execute and deliver to the other party hereto such additional documents and shall provide such additional information to such other party as such other party may reasonably require to carry out the terms of the Transaction Documents.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

NOAH HOLDINGS LIMITED

By:	/s/ Jingbo Wang
Name:	Jingbo Wang
Capacity:	Chairman and Chief Executive Officer

KEYWISE GREATER CHINA MASTER FUND

By:	/s/ Fang Zheng
Name:	Fang Zheng
Capacity:	Director

[Signature Page to Purchase Agreement]

SCHEDULE 1

SIGNIFICANT SUBSIDIARIES

Principal Subsidiaries

Kunshan Noah Xingguan Investment Management Co., Ltd.

Noah Commercial Factoring Co., Ltd.

Noah Financial Express (Wuhu) Microfinance Co., Ltd.

Noah Group Honest Asia Limited

Noah Holdings (Hong Kong) Limited

Shanghai Noah Rongyao Investment Consulting Co., Ltd.

Shanghai Noah Financial Services Co., Ltd.

Shanghai Rongyao Information Technology Co., Ltd.

Tianjin Noah Wealth Management Consulting Co., Ltd

Principal Operating Entities

Gopher Asset Management Co., Ltd.

Gopher Noble (Shanghai) Asset Management Co., Ltd.

Noah Upright (Shanghai) Fund Investment Consulting Co., Ltd.

Shanghai Gopher Asset management Co., Ltd.

Shanghai Gopher Blue Ray Investment Management Co., Ltd.

Shanghai Noah Investment Management Co., Ltd.

Shanghai Noah Rongyao Insurance Broker Co., Ltd.

Tianjin Gopher Asset Management Co., Ltd.

Wuhu Gopher Asset Management Co., Ltd.

Zhejiang Vanke Noah Assets Management Co., Ltd.

Schedule 1

Schedule of Material Differences among Convertible Note Purchase Agreements

Noah Holdings Limited entered into three convertible note purchase agreements in connection with the convertible notes issued on February 3, 2015. The convertible note purchase agreement filed herein is by and between Noah Holdings Limited and Keywise Greater China Master Fund dated January 27, 2015 (the “Keywise Agreement”).

The material details in which the remaining two convertible note purchase agreement differ from the Keywise Agreement are set forth below:

1.	Convertible note purchase agreement by and among Noah Holdings Limited and Greenwoods China Alpha Master Fund, Golden China Master Fund and Golden China Plus Master Fund dated January 26, 2015:

a.	The aggregate purchase price under the agreement is US$50 million.

2.	Convertible note purchase agreement by and among Noah Holdings Limited and Gaoling Fund, L.P. and YHG Investment, L.P. dated January 26, 2015:

a.	The aggregate purchase price under the agreement is US$25 million.